EXHIBIT NO. 99-1

                                  United States
                          NUCLEAR REGULATORY COMMISSION
                                    REGION 1
                               475 Allendale Road
                    King of Prussia, Pennsylvania 19406-1415



September 30, 1999



Mr. John H. Mueller
Chief Nuclear Officer
Niagara Mohawk Power Corporation
Nine Mile Point Nuclear Station
Operations Building, 2nd Floor
P.O. Box 63
Lycoming, NY 13093

SUBJECT:  MID-CYCLE PLANT PERFORMANCE REVIEW - NINE MILE POINT
          NUCLEAR STATION

Dear Mr. Mueller:

On September 16, 1999, the NRC staff completed the mid-cycle Plant Performance Review (PPR) of your Nine Mile Point Nuclear Station. The staff conducted these reviews for all operating nuclear power plants to integrate performance information and to plan for inspection activities at your facility over the next six months. Normally, the focus of the mid-cycle PPR would be limited to identifying changes in performance over the last six months, and to allocate inspection resources accordingly. However, since we plan to conduct a public meeting to discuss performance following this review, we also have included assessment results from the review process in this letter. At the public meeting, we will discuss performance insights from both this letter and our April 9, 1999 letter which forwarded the results of the last full PPR.

Four automatic reactor shutdowns (scrams) occurred since the full PPR. Unit 1 completed its Cycle 15 refueling outage in June 1999 and operated at full power until July 23, when the unit scrammed while performing post-maintenance testing on the turbine control mechanical pressure regulator. On August 1, during plant start-up, the unit scrammed because of electronic noise on several intermediate range neutron monitors. Following repairs, the unit was returned to service and remained at full power through the end of this period. Unit 2 scrammed on April 24 due to a failure of a relay in the generator protection circuit, and again on June 24 due to a failure in the master feedwater control circuit. Both of these scrams involved coincident equipment malfunctions which complicated plant shutdown and recovery efforts. Unit 2 was briefly returned to power following the June 24 scram and then shut down on July 3 to troubleshoot reactor core isolation cooling (RCIC) system problems. Following repairs, the unit was returned to power operation on July 23, 1999, and remained at full power through the end of the period.

During the full PPR assessment, we noted that operator control of plant evolutions was safe and conservative. Human performance and work control were improving, but problems in these areas required continued management attention. Since the full PPR, operator performance remained safe and conservative. However, we observed additional performance problems in several areas. A number of longstanding equipment reliability and material condition problems challenged plant operations. While operator response to these challenges was adequate, some operator performance deficiencies were noted. In addition, shortcomings in maintenance procedures, planning and work control, and the implementation of engineering support require your continued attention. A number of these problems were indicative of weaknesses in management oversight and the corrective action program. Plant support functions in the areas of radiological controls, chemistry, security, and emergency preparedness continued to be effective.

Major plant evolutions were effectively managed and operator performance during routine evolutions and plant transients was safe and conservative. However, the equipment performance problems experienced during recent plant transients challenged the operators and exposed weaknesses in the areas of teamwork, communications, and procedure usage. The limited scope of post-trip reviews and human performance evaluations delayed thorough identification of these weaknesses.

Some of the recent operator challenges caused by equipment degradation resulted from deficiencies in the maintenance area. Specifically, deficiencies in maintenance procedures, work planning and scheduling, and work control reduced the overall effectiveness of the maintenance program. In addition, there were instances where poor communications and maintenance work practices adversely impacted equipment performance, most notably with maintenance performed to address containment isolation check valve position indication problems. The station performed several effective self-assessments which identified these maintenance program shortcomings. However, corrective actions, to date, have yet to yield significant results.

Engineering performance was mixed since the full PPR. Technical evaluations and oversight of the Unit 1 core shroud repairs were well performed. However, weaknesses in engineering support led to repeat failures and reduced reliability of some important plant systems. The most notable example was the poorly coordinated engineering effort associated with RCIC system maintenance. Additional attention is warranted to address several other deficiencies in the engineering area, such as, incomplete modification packages, untimely modification field installations, and discrepancies in the Inservice Inspection and Inservice Testing programs.

As reflected in the results of the full PPR, radiation protection and radioactive waste/material management programs were well implemented. Security and safeguards programs were executed in a manner that protected public health and safety. Emergency preparedness program requirements were effectively exercised during a drill and during an actual fire at an adjacent nuclear facility. Housekeeping practices continued to be appropriate and the corrective action program was effectively implemented in the plant support area.

As noted above, performance declined in several areas. Accordingly, we plan to conduct additional inspections beyond the core inspection program over the next six months to better understand the causes contributing to the decline.

Enclosure 1 contains a historical listing of plant issues, referred to as the Plant Issues Matrix (PIM), that were considered during this PPR process to arrive at an integrated review of licensee performance trends. The PIM includes items summarized from inspection reports or other docketed correspondence between the NRC and Nine Mile Point Units 1 & 2 from October 1, 1998 to September 30, 1999. As noted above, greater emphasis was placed on those issues identified in the past six months during this performance review. The NRC does not attempt to document all aspects of licensee programs and performance that may be functioning appropriately. Rather, the NRC only documents issues that the NRC believes warrant management attention or represent noteworthy aspects of performance.

This letter advises you of our plans for future inspection activities at your facility so that you will have an opportunity to prepare for these inspections. It will also allow you to provide us with feedback on any planned inspections which may conflict with plant activities. Enclosure 2 details our inspection plan through March 2000 to coincide with the scheduled implementation of the revised reactor oversight process in April 2000. The rationale or basis for each inspection outside the core inspection program is discussed above so that you are aware of the reason for emphasis in these program areas. Resident inspections are not listed due to their ongoing and continuous nature.

If circumstances arise which cause us to change this inspection plan, we will contact you to discuss the change as soon as possible. Please contact Michele
G. Evans at 610-337-5224 with any questions.

                              Sincerely,

                              Original Signed by:


                              Richard V. Crlenjak, Deputy Director
                              Division of Reactor Projects


Docket Nos. 50-220, 50-410
License Nos. DPR-63, NPF-69


Enclosures:
1.  Plant Issues Matrix
2.  Inspection Plan